Exhibit 2.35

Powers of 16 December 2014

ANHEUSER-BUSCH INBEV SA/NV

Grand Place 1

1000 Brussels

Belgium

Register of Legal Entities Brussels 0417.497.106

POWERS

KNOW ALL PERSONS BY THESE PRESENTS THAT ANHEUSER-BUSCH INBEV SA/NV, a Belgian law governed limited liability company with registered office at Grand Place 1, 1000 Brussels, Belgium (the “Company”),

acting through its Board of Directors in its meeting of 16 December 2014 has granted the persons named below with the following powers, in accordance with the modalities set for each of them, as follows:

For and on behalf of the Company and, unless otherwise stated herein, without the need to submit any evidence vis-à-vis third parties, other than a copy of this document:

[. . .]

In relation to general secretariat matters

1.	Registering and/or modifying entries (including transfers and situations after transfer) in the Company registers including the share register, subscription rights register and bonds register.

2.	Applying on behalf of the Company for registration, enrolment or changes to the commercial register or other registers.

3.	Making any publicity filings required by the Companies Code.

—	2 persons from Group 4

4.	Signing SEC filings, any and all amendments thereto (including post-effective amendments) and filing the same, with all exhibits thereto, and other documents in connection therewith, with the SEC.

—	1 person from Group 4

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Powers of 16 December 2014

The powers set forth above are granted to:

[. . .]

GROUP 4

1.	Mr Gert BOULANGÉ (October 21, 1977)

2.	Mr Guy ERNOTTE-DUMONT (June 26, 1987)

3.	Mr Benoit LOORE (December 23, 1965)

4.	Mrs Ann RANDON (February 01, 1971)

5.	Mr Jan VANDERMEERSCH (January 07, 1982)

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The above persons may for the above purposes, each of them relating to his/her specific powers, draft, approve and sign any deeds, documents, registers, correspondence and other incidental, accessory or auxiliary documents, elect domicile, grant a special proxy, substitute and generally do whatever may be necessary or useful.

Moreover, the above persons granted the power of joint signature by the present powers can, in relation to one or more of the specific documents mentioned above, jointly grant one or more special proxies.

***************

Powers of 16 December 2014

The present powers are granted without prejudice to any particular proxy that the Board of Directors of the Company in its discretion may consider necessary or appropriate to grant.

The present powers shall remain in full force and effect until either revoked in writing by the Board of Directors of the Company or, for each above person to whom powers have been given, until such time as such person ceases to be an employee of the Company or one of its affiliates.

The present powers cancel the previous powers issued by the Board of Directors of the Company, dated 09 December 2013.

Signed on December 16, 2014 on behalf of ANHEUSER-BUSCH INBEV SA/NV:

/s/ Stéfan Descheemaeker	/s/ Alexandre Van Damme
Stéfan Descheemaeker	Alexandre Van Damme
Director	Director

[. . .]

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